Vertex Energy 8-K

Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

DATED	May 17, 2024

(1)	MACQUARIE ENERGY NORTH AMERICA TRADING INC.

(2)	VERTEX REFINING ALABAMA LLC

(3)	Vertex Renewables Alabama LLC

(4)	VERTEX ENERGY, INC.

amendment agreement No. 4

in respect of a supply and offtake agreement dated april 1, 2022 and certain other transaction documents

Reed Smith LLP The Broadgate Tower 20 Primrose Street London EC2A 2RS Phone: +44 (0) 20 3116 3000 Fax: +44 (0) 20 3116 3999 DX1066 City / DX18 London r e e d s m i t h . c o m

CONTENTS

SECTION

Schedule

CONTENTS PAGE 1

THIS AGREEMENT (this "Agreement") is dated	May 17, 2024

BETWEEN:

(1)	MACQUARIE ENERGY NORTH AMERICA TRADING INC., a Delaware corporation, located at 500 Dallas Street, Suite 3300 Houston, Texas 77002 ("Macquarie");

(2)	VERTEX REFINING ALABAMA LLC, Delaware limited liability company, located at 1331 Gemini Street, Suite 250, Houston, Texas, TX 77058-2764 United States (the "Company");

(3)	VERTEX ENERGY, INC., a Nevada corporation, located at 1331 Gemini Street, Suite 250, Houston, Texas, TX 77058-2764 United States (the "Parent"); and

(4)	VERTEX RENEWABLES ALABAMA LLC, Delaware limited liability company, located at 1331 Gemini Street, Suite 250, Houston, Texas, TX 77058-2764 United States ("Vertex Renewables");

each referred to individually as a "Party" and collectively as the "Parties".

RECITALS

(A)	WHEREAS, Macquarie and the Company entered into a supply and offtake agreement dated April 1, 2022, as amended on May 26, 2023, September 1, 2023 and December 8, 2023 (as so amended, the "Supply and Offtake Agreement") and certain other Transaction Documents (as defined in the Supply and Offtake Agreement).

(B)	WHEREAS, the Company has advised Macquarie that (i) it expects to enter into an agreement with Glencore Ltd., to be effective as of April 1, 2024, for Glencore Ltd.'s offtake of jet fuel from the Refinery (the "Glencore Jet Offtake Agreement"), and (ii) that certain term agreement for offtake of ULSD and Jet A-1/Defstan between the Company and Shell Trading (US) Company dated April 1, 2022 (the "Shell Distillates Offtake Agreement") terminated with effect as of April 1, 2024. Accordingly, Macquarie and the Company now wish to make certain amendments to the terms of the Supply and Offtake Agreement and the Fee Letter in order to accommodate the entry into of the Glencore Jet Offtake Agreement and the termination of the Shell Distillates Offtake Agreement.

(C)	WHEREAS, the Parent and Macquarie entered into a guaranty agreement dated April 1, 2022 in favour of Macquarie (the "Parent Guaranty") and Vertex Renewables and Macquarie entered into a guaranty agreement dated May 26, 2023 in favor of Macquarie (the "Vertex Renewables Guaranty" and together with the Parent Guaranty, the "Guaranties" and each a "Guaranty"), in each case, with respect to the Company's obligations under the Supply and Offtake Agreement.

(D)	WHEREAS, in connection with the amendments to be made to the Supply and Offtake Agreement and certain other Transaction Documents, the Parent and Vertex Renewables are a party to this Agreement solely for the purpose of confirming its obligations under the Guaranty to which it is a party, which will remain in full force and effect notwithstanding the amendments made to the Supply and Offtake Agreement and such other Transaction Documents.

(E)	NOW, THEREFORE, in exchange for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged and confirmed), the Parties hereto agree as follows.

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1	interpretation

1.1	Definitions

In this Agreement:

"Amended Supply and Offtake Agreement" means the Supply and Offtake Agreement as amended by this Agreement.

"Effective Date" means the date of this Agreement.

"Guaranties" and "Guaranty" has the meaning given to those terms in Recital (C).

"Supply and Offtake Agreement" has the meaning given to that term in Recital (A).

1.2	Interpretation

(a)	Unless a contrary indication appears, terms defined in or construed for the purposes of the Supply and Offtake Agreement have the same meanings when used in this Agreement.

(b)	The principles of construction as set out in section 1.2 (Construction of Agreement) of the Supply and Offtake Agreement shall have effect as though they were set out in full in this Agreement but so that each reference in that section to "this Agreement" shall be read as a reference to this Agreement.

(c)	In this Agreement any reference to an Article, Section or Schedule is, unless the context otherwise requires, a reference to an article, section or schedule of this Agreement.

1.3	Third party rights

No Person other than the Parties shall have any rights hereunder or be entitled to rely on this Agreement and all third-party beneficiary rights are hereby expressly disclaimed.

1.4	Transaction Document

Macquarie and the Company agree that this Agreement shall be a Transaction Document for the purposes of the Supply and Offtake Agreement.

1.5	The Guarantors

Each of the Parent and Vertex Renewables is entering into this Agreement solely for the purposes set out in Section 3 (Confirmation of Guaranty) and Section 5.1(c) (Representations).

2	amendment of the Transaction Documents

2.1	Macquarie and the Company agree that, on and from the Effective Date:

(a)	the Supply and Offtake Agreement shall be amended on the terms set out in Schedule 1 to this Agreement; and

(b)	the Fee Letter shall be amended on the terms set out in Schedule 2 to this Agreement.

2.2	On and from the Effective Date the rights and obligations of the parties to the Supply and Offtake Agreement shall be governed by and construed in accordance with the provisions of the Supply and Offtake Agreement as amended by this Agreement, and all references in any of the Transaction Documents to the Supply and Offtake Agreement (howsoever described) shall mean the Supply and Offtake Agreement as amended hereby.

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3	confirmation of guaranty

3.1	By executing this Agreement, the Parent and Vertex Renewables:

(a)	consents to the Company entering into this Agreement; and

(b)	confirms and restates that its obligations under the Guaranty to which it is a party shall continue in full force and effect as a continuing security for the payment and discharge of the Guaranteed Obligations (as defined in the Guaranty to which it is a party), including without limitation, all amounts owing by the Company to Macquarie in relation to the Transaction Documents and the Transaction Obligations.

4	confirmation of EXISTING SECURITY

(a)	The Company confirms that each of the existing Lien Documents that it has executed in favour of Macquarie shall continue in full force and effect as a continuing security for the obligations of the Company pursuant to the Amended Supply and Offtake Agreement and the other Transaction Documents.

(b)	Each of Macquarie and the Company acknowledge and agree that the Liens granted in favour of Macquarie pursuant to the Pledge and Security Agreement are not intended to (and do not) secure the obligations owed by the Company to Macquarie pursuant to the guaranty dated as of May 26, 2023 from the Company and provided to Macquarie in connection with the Vertex Renewables Transaction Documents (as defined in the Vertex Renewables SOA).

5	waiver

The Shell Distillates Offtake Agreement is an "Intermediated Product Offtake Contract", the termination of which is a Termination Event pursuant to Section 20.3 of the Supply and Offtake Agreement and entitles Macquarie to terminate the Supply and Offtake Agreement in accordance with the other terms and conditions of the Supply and Offtake Agreement. Macquarie hereby confirms that it waives (i) any right to terminate the Supply and Offtake Agreement pursuant to Section 20.3 of the Supply and Offtake Agreement and (ii) any and all other rights and remedies available to it under the Supply and Offtake Agreement, in each case as a result of and solely to the extent that such rights and remedies arise in relation to the above-referenced termination of the Shell Distillates Offtake Agreement. For the avoidance of doubt, Vertex and Macquarie agree that the Shell Distillates Offtake Agreement terminated automatically as of April 1, 2024 in accordance with the terms thereof.

6	Representations

6.1	Without prejudice to the rights of Macquarie which have arisen on or before the Effective Date:

(a)	the Company and Macquarie each repeat the representations and warranties set out in section 19.1 (Mutual Representations) of the Amended Supply and Offtake Agreement;

(b)	the Company repeats the representations and warranties set out in section 19.2 (Company's Representations) of the Amended Supply and Offtake Agreement; and

(c)	each of the Parent and Vertex Renewables repeats the representations and warranties set out in section 5.1 (Representations and Warranties) of the Guaranty to which it is a party,

in each case on the date of this Agreement and by reference to the facts and circumstances then existing.

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7	continuity and RATIFICATION

7.1	The provisions of the Transaction Documents shall, save as amended by this Agreement, continue in full force and effect.

7.2	The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Macquarie or any of its assignees under the Amended Supply and Offtake Agreement or any other Transaction Document, instrument, or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein.

8	MISCELLANEOUS

8.1	Further assurance

The Company agrees to take all further actions and execute all further documents (and to procure the doing of all acts and things and the execution of all documents) as Macquarie may from time to time reasonably request to carry out the transactions contemplated by this Agreement and all other agreements executed and delivered in connection herewith.

8.2	Incorporation of Terms

The provisions of section 22.5 (Indemnification; Expenses), section 25 (Confidentiality) and sections 27 (Assignment) to 32 (Miscellaneous) (inclusive) of the Amended Supply and Offtake Agreement shall apply to this Agreement as if set out in full in this Agreement and as if references in those sections to "this Agreement", "either Party" and "neither Party" are references to this Agreement, "each Party" and "no Party", respectively.

9	Governing law and jurisdiction

9.1	THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.

9.2	EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITUATED IN THE CITY OF NEW YORK, (WITHOUT RECOURSE TO ARBITRATION UNLESS BOTH PARTIES AGREE IN WRITING), AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED IN ARTICLE 28 OF THE SUPPLY AND OFFTAKE AGREEMENT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.

9.3	EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.

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Schedule 1

Amendment to Supply and Offtake Agreement

The Supply and Offtake Agreement shall be amended as follows:

1	the definition of "Intermediated Product Offtake Agreement" in Clause 1.1 (Definitions) is deleted in its entirety and replaced with the following:

""Intermediated Product Offtake Contract" means (i) the term agreement for offtake of Heavy Olefin Plant Feed between the Company and Shell Chemical LP dated April 1, 2022, (ii) the Jet Fuel Sales Agreement between the Company and Glencore Ltd. dated as of April 1, 2024, and (iii) the term agreement for offtake of Gasoline between Equilon Enterprises LLC, dba Shell Oil Product US, dated April 1, 2022, and any other agreement designated as such by the Parties.";

2	Section 8.1(b) (Included Product Purchase Transaction) is deleted in its entirety and replaced with the following:

"(b) Included Product Purchase Transaction.

(i)	From time to time, the Company may notify Macquarie of one or more quantities of Product of a particular Product Group that is available from an identified Product Supplier and request that Macquarie enter into an Included Product Purchase Transaction with such identified Product Supplier by providing Macquarie with a transaction supplement in substantially the relevant form included in Schedule L (Form of Transaction Supplement) (a “Product Purchase Proposal”). Each Product Purchase Proposal:

(A)	shall comply with all applicable Sanctions Laws and other Applicable Laws relating to the control of export and contract;

(B)	shall relate to a proposed contract with a Product Supplier:

(I)	on open credit terms, unless otherwise agreed with Macquarie in its sole discretion (in which case, without duplication, any costs or expenses incurred by Macquarie in connection with the provision and maintenance of such credit support or collateral shall be deemed to be Ancillary Costs for which the Company is required to indemnify Macquarie); and

(II)	which are on contract terms with the relevant Product Supplier that are acceptable to Macquarie;

(C)	shall provide for each cargo of Product to be supplied on a customs-cleared basis where the original Product Supplier shall arrange and pay for export documentation and costs;

(D)	shall include full charterparty options for discharge and with diversions at charterparty cost, with access to vessel and charterparty data; and

(E)	when such volume of Product is expected to be purchased by the Company from Macquarie.

(ii)	The Company shall use commercially reasonable efforts to agree to terms with the relevant Third Party Supplier to permit Macquarie to disclose the terms of the resultant Included Product Purchase Transaction and related information to the Company, at the same time as its delivery of the relevant Product Purchase Proposal or as soon as practicable thereafter (and, in any case, prior to Macquarie and the relevant Product Supplier entering into the relevant Included Product Purchase Transaction).

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(iii)	Macquarie may, in its sole and absolute discretion, reject a Product Purchase Proposal from the Company.

(iv)	If, and only if, the Company and Macquarie agree on the terms for a potential Included Product Purchase Transaction, Macquarie shall use commercially reasonable efforts to promptly enter into a binding agreement with the identified potential Product Supplier for the purchase of the relevant quantity and specification of Product on terms which, unless otherwise agreed by the Company, are at least as favorable to the Company as those specified by the Company in the relevant Product Purchase Proposal, to the extent such terms were accepted by Macquarie; provided that the quantities and specification of Product specified in the relevant Product Purchase Proposal remain available for purchase in the market under those same terms (or similar terms acceptable to the Company and Macquarie). In the event that Macquarie enters into an Included Product Purchase Transaction in accordance with the foregoing procedures, Macquarie shall promptly notify the Company and shall confirm such Included Product Purchase Transaction and its key trade terms to the Company using Macquarie’s ordinary documentation and confirmation procedures, to the extent it is permitted to do so by the terms of the relevant Included Product Purchase Transaction.

(v)	If Macquarie notifies the Company that it is unwilling or unable to enter into the relevant Included Product Purchase Transaction with a Product Supplier, the Company may instead purchase the relevant quantities and specification of Product specified in the relevant Product Purchase Proposal from the relevant Product Supplier and sell such quantities of Product to Macquarie in accordance with Section 8.1(c) below."; and

3	Schedule C is amended as follows:

(a)	the definition of "Distillate Tripartite" is deleted in its entirety from sub-paragraph (h) of Part II (Calculation of True-Up Amounts) thereof; and

(b)	the definition of "Relevant Averaging Period Price" in sub-paragraph (h) of Part II (Calculation of True-Up Amounts) is deleted in its entirety and replaced with the following:

“Relevant Averaging Period Price” means in respect of each Tripartite Product Offtake Agreement, [***].".

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Schedule 2

Amendment to Fee Letter

The Fee Letter shall be amended as follows:

1	Paragraph 5 (Monthly Product Intermediation Fee) of Clause 2 (Payment Covenants) is deleted in its entirety and replaced with the following:

"5.	Monthly Product Intermediation Fee. The Company shall pay the Monthly Product Intermediation Fee to Macquarie on a monthly basis, on or before the fifth (5th) Business Day of each month with respect to the preceding month then ended.

As used herein, “Monthly Product Intermediation Fee” equals the aggregate of:

(a)	the aggregate of, in respect of each Customer, the Customer Barrel Fee on all Barrels of Product (other than Third Party Product Inventory) sold by Macquarie to that Customer in connection with the Supply and Offtake Agreement either (x) pursuant to the relevant Tripartite Product Offtake Contract; or (y) pursuant to Section 8.2(c) of the Supply and Offtake Agreement and the relevant Included Sales Transactions entered into with a Customer thereunder , but, for the avoidance of doubt, in either case, shall exclude any Barrels of Product sold by Macquarie or any of its Affiliates pursuant to a Proprietary Trade; and

(b)	the aggregate of, in respect of each Product Supplier, the Supplier Barrel Fee on all Barrels of Product purchased by Macquarie from such Product Supplier pursuant to Section 8.1(b) of the Supply and Offtake Agreement and the relevant Included Product Purchase Transaction(s) entered into with a Product Supplier thereunder.

If the average of the Current Month Pricing Benchmark for any Product during the two months immediately preceding a relevant Monthly Determination Date has increased or decreased by more US$[***] compared to the average of the Current Month Pricing Benchmark during the two months immediately preceding the Commencement Date (or if later, the most recent date on which the Customer Barrel Fee was amended), the Parties agree to discuss in good faith such amendments to any relevant Customer Barrel Fee as are reasonably necessary in order to account for the corresponding change to Macquarie’s credit risk in relation to such Customers. The Monthly Product Intermediation Fee is not applicable to any sale of Product to a Third Party by Macquarie in connection with the termination of the Supply and Offtake Agreement.".

2	The table set out under the heading "Schedule B -Customer Barrel Fee" shall be deleted in its entirety and replaced with the following:

"Schedule B – Barrel Fee

Customer	Customer Barrel Fee
Shell Chemical L.P.	US$[***] per Barrel
Equilon Enterprises LLC, dba Shell Oil Products US	US$[***] per Barrel
Glencore Ltd	US$[***] per Barrel
Any other Customer	As agreed between Macquarie and the Company
Product Supplier	Supplier Barrel Fee
Each Product Supplier	As agreed between Macquarie and the Company by way of an exchange of e-mails in connection with each Product Purchase Proposal and any resultant Included Product Purchase Transaction."

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EXECUTION PAGES

Executed by MACQUARIE ENERGY NORTH AMERICA TRADING INC. acting by:

/s/ Brian Houstoun	and	/s/ Travis McCullough
Name: Brian Houstoun		Name: Travis McCullough
Title: Senior Managing Director		Title: Division Director

Executed by VERTEX REFINING ALABAMA LLC acting by:

/s/ Benjamin P. Cowart
Name: Benjamin P. Cowart Title: President and Chief Executive Officer

Executed by VERTEX ENERGY, INC. acting by:

/s/ Benjamin P. Cowart
Name: Benjamin P. Cowart Title: President and Chief Executive Officer

Executed by VERTEX RENEWABLES ALABAMA LLC acting by:

/s/ Benjamin P. Cowart
Name: Benjamin P. Cowart Title: President and Chief Executive Officer

[Signature Page to Amendment Agreement No. 4 in Respect of a Supply and Offtake Agreement dated April 1, 2022 by and between Macquarie Energy North America Trading Inc. and Vertex Refining Alabama LLC and Certain Other Transaction Documents]